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                                                                   EXHIBIT 4.2
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                            CERTIFICATE OF AMENDMENT
                       AMENDED ARTICLES OF INCORPORATION
                                       OF
                         AMCAST INDUSTRIAL CORPORATION
                         -----------------------------


                 The undersigned, Leo. W. Ladehoff and Thomas G. Amato, being respectively, the Chairman of the Board and the Secretary of AMCAST INDUSTRIAL CORPORATION (the "Corporation"), an Ohio corporation, do hereby certify that at a meeting of the directors of the Corporation duly called and held on February 24, 1988, the following resolution was unanimously adopted:

                 NOW, THEREFORE BE IT RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of Article Fourth of its Amended Articles of Incorporation, such Article Fourth hereby is amended to set forth the designation and number of a new series of Preferred Shares and the powers, preferences, and relative, participating, optional, and other special rights and the qualifications, limitations, or restrictions thereof, as follows:

                 Section 4:  Series A Preferred Shares.

                 4.1 DESIGNATION AND AMOUNT. There shall be a series of the Preferred Shares of the Corporation which shall be designated as the "Series A Preferred Shares," without par value, and the number of such shares shall be 300,000.

                 4.2      DIVIDENDS AND DISTRIBUTION.

                 (A) Subject to the prior and superior rights of the holders of any shares of any classes of preferred shares of the Corporation ranking prior and superior to the Preferred Shares with respect to dividends, the holders of the Preferred Shares in preference to the holders of Common Shares of the Corporation (the "Common Shares"), and any other junior shares, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September, and December in each year (or, in each case, if not a date on which the Corporation is open for business, the next date on which the Corporation is so open) (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a Preferred Share or fraction thereof, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $11.00, or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in Common
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Shares or a subdivision of the outstanding Common Shares (by reclassification or otherwise), declared on the Common Shares, since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a Preferred Share. In the event the Corporation at any time after February 24, 1988 (the "Rights Declaration Date") (i) declares any dividend on Common Shares payable in Common Shares, (ii) subdivides the outstanding Common Shares, or
(iii) combines the outstanding Common Shares into a smaller number of shares (all of which are hereinafter referred to as "Common Share Adjustments"), then in each such case the amount to which holders of the Preferred Shares were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event (such fraction is hereinafter referred to as the "Adjustment Number").

                 (B) The Corporation shall declare a dividend or distribution on the Preferred Shares as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares); provided that, in the event no dividend or distribution shall have been declared on the Common Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $11.00 per share on the Preferred Shares shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

                 (C) Dividends shall begin to accrue and be cumulative on the outstanding Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such Preferred Shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Preferred Shares entitled to receive payment of a dividend or distribution declared thereon,





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which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

                 4.3 VOTING RIGHTS. The holders of the Preferred Shares shall have the following voting rights:

                 (A) Each holder of a Preferred Share shall have one vote on all matters submitted to a vote of the shareholders of the Corporation.

                 (B) Except as otherwise provided herein or by law, the holders of the Preferred Shares and the holders of Common Shares shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

                 (C) Except as set forth herein, holders of the Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares as set forth herein) for taking any corporate action.

                 4.4      CERTAIN RESTRICTION.

                 (A) So long as any of the Preferred Shares remain outstanding, no dividend (other than dividends payable in Common Shares ) shall be paid, nor shall any distribution (by purchase, redemption, payment to any sinking fund, or otherwise, other than stock splits) be made, on any of the Common Shares unless all dividends on all outstanding Preferred Shares shall have been paid and full dividends thereon for the then current quarterly dividend period shall have been declared and a sum sufficient for the payment thereof set apart therefor.

                 (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of the Corporation unless the Corporation could, under paragraph (A) of this
Section 4.4, purchase or otherwise acquire such shares at such time and in such manner.

                 4.5 REACQUIRED SHARES. Any Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. Unless otherwise prohibited by the Corporation's Amended Articles of Incorporation, all such shares shall upon their cancellation become authorized but unissued Preferred Shares and may be reissued as part of a new series of Preferred Shares, subject to the conditions and restrictions on issuance set forth herein.





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                 4.6      LIQUIDATION, DISSOLUTION, OR WINDING UP.

                 (A) Upon any liquidation (voluntary or otherwise), dissolution, or winding up of the Corporation, no distribution shall be made to the holders of shares ranking junior (either as to dividends or upon liquidation, dissolution, or winding up) to the Preferred Shares unless, prior thereto, the holders of Preferred Shares shall have received $4,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Liquidation Preference"). Following the payment of the full amount of the Liquidation Preference, no additional distributions shall be made to the holders of Preferred Shares unless, prior thereto, the holders of Common Shares shall have received an amount per share (the "Common Payment") equal to the quotient obtained by dividing (i) the Liquidation Preference by (ii) 100 (subject to the provision for adjustment set forth in subparagraph C). Following the payment of the full amount of the Liquidation Preference and the Common Payment in respect of all outstanding Preferred Shares and Common Shares, respectively, holders of Preferred Shares and holders of Common Shares shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of 100 to 1 with respect to such Preferred Shares and Common Shares, on a per share basis, respectively (subject to the provision for adjustment set forth in subparagraph C).

                 (B) In the event there are not sufficient assets available to permit payment in full of the Liquidation Preference and the liquidation preferences on all other classes of preferred shares, if any, which rank on a parity with the Preferred Shares, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event there are not sufficient assets available to permit payment in full of the Common Payment, then such remaining assets shall be distributed ratably to the holders of Common Shares.

                 (C) In the event the Corporation makes any Common Share Adjustments at any time after the Rights Declaration Date, the amount otherwise payable to the holders of the Preferred Shares shall be adjusted by multiplying such amount by the Adjustment Number.

                 4.7 CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Shares are exchanged for or changed into other shares or securities, cash and/or any other property, then in any such case the Preferred Shares shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100





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times the aggregate amount of shares, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged. In the event the Corporation makes any Common Share Adjustment at any time after the Rights Declaration Date then the amount set forth in the preceding sentence with respect to the exchange for change of the Preferred Shares shall be adjusted by multiplying such amount by the Adjustment Number.

                 4.8 REDEMPTION. The Preferred Shares shall not be redeemable.

                 4.9 RANKING. The Preferred Shares shall rank junior to all other classes of the Corporation's preferred shares as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

                 4.10 AMENDMENT. The Amended Articles of Incorporation of the Corporation shall not be further amended in any manner that would materially alter or change the powers, preferences, or special rights of the Preferred Shares so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding Preferred Shares, voting separately as a class.

                 4.11 FRACTIONAL SHARES. Preferred Shares may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's factional shares, to exercise voting rights, receive dividends, participate in distributions, and to have the benefit of all other rights of holders of Preferred Shares.

                 IN WITNESS WHEREOF, the undersigned have executed this Certificate this 24th day of February, 1988.


                                  /s/ Leo W. Ladehoff
                                  ----------------------
                                  Leo W. Ladehoff,
                                   Chairman of the Board


                                  /s/ Thomas G. Amato
                                  ----------------------
                                  Thomas G. Amato
                                   Secretary





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